                                                                    Exhibit 10.7

                                                                  EXECUTION COPY



                                 US $71,300,000

                                CREDIT AGREEMENT


                          dated as of October 11, 2001


                                      among

                  CADENA MEXICANA DE EXHIBICION, S.A. DE C.V.,
                                   as Borrower

                             The BANKS Listed Herein

                                       and

                               BANKBOSTON, N.A.,*
                             as Administrative Agent

                              --------------------


                               BANKBOSTON, N.A.,*
                                   as Arranger

                              --------------------



------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

                                TABLE OF CONTENTS

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
ARTICLE 1           DEFINITIONS.................................................................1

   SECTION 1.01.             Definitions........................................................1
   SECTION 1.02.             Accounting Terms and Determinations...............................12


ARTICLE 2           THE CREDITS................................................................13

   SECTION 2.01.             Commitments to Lend...............................................13
   SECTION 2.02.             Notes.............................................................13
   SECTION 2.03.             Repayment.........................................................14
   SECTION 2.04.             Interest Rates....................................................14
   SECTION 2.05.             Optional Prepayments..............................................15
   SECTION 2.06.             Mandatory Prepayments.............................................16
   SECTION 2.07.             General Provisions as to Payments.................................16
   SECTION 2.08.             Funding Losses....................................................17
   SECTION 2.09.             Computation of Interest...........................................17


ARTICLE 3           CONDITIONS.................................................................17

   SECTION 3.01.             Closing...........................................................17


ARTICLE 4           REPRESENTATIONS AND WARRANTIES.............................................20

   SECTION 4.01.             Corporate Existence and Power.....................................20
   SECTION 4.02.             Corporate and Governmental Authorization; No Contravention........20
   SECTION 4.03.             Binding Effect; Enforceability of Loan Documents; No Default
                              Under Contracts..................................................21
   SECTION 4.04.             Financial Information; Solvency...................................21
   SECTION 4.05.             Compliance with Laws and Licenses.................................22
   SECTION 4.06.             Litigation........................................................22
   SECTION 4.07.             Commercial Law; Immunity..........................................22
   SECTION 4.08.             Taxes.............................................................22
   SECTION 4.09.             Full Disclosure...................................................23
   SECTION 4.10.             Priority of Obligations...........................................23
   SECTION 4.11.             Representations in Collateral Documents True and Correct..........23
   SECTION 4.12.             Investment Company Act of 1940....................................23

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                                                                                             ----
   SECTION 4.13.             Foreign Exchange..................................................23
   SECTION 4.14.             Subsidiaries......................................................23


ARTICLE 5           COVENANTS..................................................................24

   SECTION 5.01.             Information.......................................................24
   SECTION 5.02.             Payment of Obligations............................................26
   SECTION 5.03.             Maintenance of Property; Insurance................................26
   SECTION 5.04.             Conduct of Business and Maintenance of Existence..................26
   SECTION 5.05.             Compliance with Laws..............................................27
   SECTION 5.06.             Inspection of Property, Books and Records.........................27
   SECTION 5.07.             Mergers and Sales of Assets.......................................28
   SECTION 5.08.             Negative Pledge...................................................29
   SECTION 5.09.             Fixed Charge Coverage Ratio.......................................30
   SECTION 5.10.             Interest Coverage Ratio...........................................31
   SECTION 5.11.             Total Funded Debt/Consolidated EBITDA Ratio.......................31
   SECTION 5.12.             Minimum Consolidated Net Worth....................................31
   SECTION 5.13.             Investments.......................................................31
   SECTION 5.14.             Distributions to Shareholders.....................................31
   SECTION 5.15.             Transactions with Affiliates......................................32
   SECTION 5.16.             Use of Proceeds...................................................32
   SECTION 5.17.             Ranking...........................................................32
   SECTION 5.18.             Capital Expenditures..............................................32
   SECTION 5.19.             Power of Attorney.................................................33


ARTICLE 6           DEFAULTS...................................................................33

   SECTION 6.01.             Events of Default.................................................33


ARTICLE 7           THE ADMINISTRATIVE AGENT...................................................36

   SECTION 7.01.             Authorization and Action..........................................36
   SECTION 7.02.             Administrative Agent and Affiliates...............................37
   SECTION 7.03.             Action by the Administrative Agent................................37
   SECTION 7.04.             Consultation with Experts.........................................37
   SECTION 7.05.             Liability of Administrative Agent.................................37
   SECTION 7.06.             Indemnification...................................................38
   SECTION 7.07.             Credit Decision...................................................38
   SECTION 7.08.             Successor Administrative Agent; Other Agent.......................39
   SECTION 7.09.             Administrative Agent's Fee........................................39
   SECTION 7.10.             Arranger..........................................................39

                                                                                             Page
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
ARTICLE 8           CHANGE IN CIRCUMSTANCES....................................................40

   SECTION 8.01.             Basis for Determining Interest Rate Inadequate or Unfair..........40
   SECTION 8.02.             Illegality........................................................40
   SECTION 8.03.             Increased Cost and Reduced Return.................................41
   SECTION 8.04.             Taxes.............................................................42
   SECTION 8.05.             Base Rate Loans Substituted for Affected Euro-Dollar Loans........44


ARTICLE 9           MISCELLANEOUS..............................................................45

   SECTION 9.01.             Notices...........................................................45
   SECTION 9.02.             No Waivers........................................................46
   SECTION 9.03.             Expenses; Indemnification.........................................46
   SECTION 9.04.             Sharing of Set-offs...............................................47
   SECTION 9.05.             Amendments and Waivers; Certain Releases of Collateral............47
   SECTION 9.06.             Successors and Assigns............................................48
   SECTION 9.07.             Collateral........................................................49
   SECTION 9.08.             Governing Law; Submission to Jurisdiction; Service of Process.....49
   SECTION 9.09.             Counterparts; Integration; Effectiveness..........................51
   SECTION 9.10.             WAIVER OF JURY TRIAL..............................................51
   SECTION 9.11.             Judgment Currency.................................................51
   SECTION 9.12.             Waiver of Immunity................................................52
   SECTION 9.13.             Use of the English Language.......................................52

SCHEDULES AND EXHIBITS

    Schedule 1        -    Commitments
    Schedule 2        -    Subsidiaries
    Exhibit A         -    Form of Assignment and Assumption Agreement
    Exhibit B         -    Form of Pledge Agreement
    Exhibit C         -    Form of Notes
    Exhibit D         -    Form of Subsidiary Guarantee
    Exhibit E         -    Form of Borrowing Notice

                  AGREEMENT dated as of October 11, 2001 among CADENA MEXICANA DE EXHIBICION, S.A. DE C.V., the BANKS listed on the signature pages hereof and BANKBOSTON, N.A.*, as Administrative Agent.

                  The parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

                  SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

                  "Administrative Agent" means BankBoston, N.A.* in its capacity as administrative agent for the Banks hereunder and its successors in such capacity.

                  "Administrative Agent's Account" means the account number 0097309 of the Administrative Agent maintained by the Administrative Agent BankBoston, N.A.* ABA No. 011000138, Attention: Andres Sanchez, Loan Operations.

                  "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. As used herein, the term "Control" means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Applicable Lending Office" means, with respect to any Bank, its offices located at its address set forth on Schedule 1 hereto opposite its name under the heading "Applicable Lending Office" or in the Assignment and Assumption Agreement pursuant to which it became a Bank, or such other office as such Bank may designate as its Applicable Lending Office by notice to the Borrower and the Administrative Agent.

                  "Applicable Margin" means (i) for the period from the Closing Date through and including October 11, 2002, 2.500% per annum, (ii) for the period from and


------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

after October 11, 2002 through and including October 13, 2003, 2.750% per annum,
(iii) for the period from and after October 13, 2003 through and including October 12, 2004, 2.875% per annum, (iv) for the period from and after October 13, 2004 through and including October 12, 2005, 3.250% per annum and (v) from October 13, 2005 and all times thereafter, 3.500% per annum.

                  "Arranger" means BankBoston, N.A.*

                  "Assignee" has the meaning set forth in Section 9.06(c).

                  "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement entered into between a Bank and Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A hereto.

                  "Bank" means each of the banks and financial institutions listed on the signature pages hereto and each Assignee which becomes a Bank pursuant to Section 9.06(c) and their respective successors.

                  "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

                  "Base Rate Loan" means a Loan which bears interest at the Base Rate pursuant to the provisions of Article 8.

                  "Borrower" means Cadena Mexicana de Exhibicion, S.A. de C.V., a Mexican corporation, and its successors.

                  "Cap Ex Limit" means, for the last four consecutive Fiscal Quarters, the sum of (i) Consolidated EBITDA, (ii) the amount of cash on hand and Temporary Cash Investments as of the first day of such four consecutive Fiscal Quarters, (iii) proceeds received by the Borrower or any of its Subsidiaries in consideration for the issuance by the Borrower or any of its Subsidiaries of equity securities or capital stock and (iv) the proceeds from the incurrence of additional Debt (provided, that with respect to each incurrence of additional Debt, no Default has occurred and is continuing), (v) the proceeds from the sale of assets pursuant to Section 5.07(b) of this Agreement, less the sum of (i) Net Taxes Paid, (ii) Consolidated Debt Service and (iii) Distributions to Shareholders.

------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

                  "Capital Expenditures" has the meaning set forth in Section 5.18.

                  "Closing Date" means October 12, 2001.

                  "Collateral" means the collateral subject to the Pledge Agreement.

                  "Collateral Documents" means the Pledge Agreement and the Subsidiary Guarantee.

                  "Commitment" means, (i) with respect to each Bank listed on
Schedule 1 hereto, the amount set forth opposite the name of such Bank under the heading "Commitment," and (ii) with respect to any Assignee, the Commitment assigned to such Assignee pursuant to Section 9.06(c).

                  "Consolidated Debt Service" means, for any relevant period, the sum, for the Borrower and its Consolidated Subsidiaries, of the Consolidated Interest Expense and amortization during such period of all Debt with a maturity of one year or longer, determined in accordance with Mexican GAAP.

                  "Consolidated EBITDA" means, for any relevant period, EBITDA as it appears on the income statement of the Borrower and its Consolidated Subsidiaries in accordance with Mexican GAAP for such period plus, to the extent deducted in determining such EBITDA, the aggregate amount of non-cash charges similar to depreciation and amortization.

                  "Consolidated Interest Expense" means, for any relevant period, the aggregate of all interest expense of the Borrower and its Consolidated Subsidiaries, determined in accordance with Mexican GAAP.

                  "Consolidated Net Income" means, for any relevant period, the aggregate net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with Mexican GAAP.

                  "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries.

                  "Consolidated Rental Expense" means, for any period, the aggregate rental expense of the Borrower and its Consolidated Subsidiaries, less, to the extent included in the determination thereof, any portion of lease payments that is (i) calculated as a percentage of revenues of the Borrower or any Subsidiary, (ii) a single lump sum amount agreed to be paid at the time a lease is entered into as "key money" (guante), even if payable in several installments or (iii) paid as advance rent or rent deposits, all determined on a consolidated basis for such period.

                  "Consolidated Subsidiary" means at any date and for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with Mexican GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.08 and the definitions of Material Debt, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person's Debt Guaranteed thereby).

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

                  "Distribution to Shareholders" means (i) any dividend or other distribution on any shares of the Borrower's or any of its Subsidiaries' capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any shares of the Borrower's or any of its Subsidiaries' capital stock.

                  "Dividend Ratio" means, for the last four consecutive Fiscal Quarters, the ratio of (i) the sum of (A) Consolidated EBITDA, (B) the amount of cash on hand and Temporary Cash Investments as of the first day of such relevant period, (C) the proceeds from the incurrence of Debt (provided, that with respect to each incurrence of additional

Debt, no Default has occurred and is continuing at the time of occurrence or after giving effect hereto) and (D) the proceeds from any sale of assets pursuant to Section 5.07(b) to (ii) the sum of (A) Consolidated Debt Service,
(B) Net Taxes Paid, (C) Capital Expenditures and (D) Distributions to Shareholders.

                  "Dollar", "$" or "Dollars" means lawful currency of the United States.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City (and, except when determining the Federal Funds Rate, Mexico City) are authorized or required by law to close.

                  "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.09.

                  "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

                  "Euro-Dollar Loan" means a Loan which bears interest at a Euro-Dollar Rate.

                  "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.04 on the basis of a London Interbank Offered Rate.

                  "Event of Default" has the meaning set forth in Section 6.01.

                  "Executive Officer" means a Co-Director General, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of the Borrower.

                  "Existing Credit Agreement" means that certain Credit Agreement dated as of December 20, 1999 among the Borrower, the banks party thereto, BankBoston, N.A.*, as Administrative Agent, as amended.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day,


------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

provided, that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to BankBoston, N.A.* on such day on such transactions as reasonably determined by the Administrative Agent.

                  "Fee Letter" means that certain letter agreement dated the Closing Date between the Borrower and the Administrative Agent relating to the payment of administrative fees.

                  "Fiscal Quarter" means a fiscal quarter of the Borrower.

                  "Fiscal Year" means a fiscal year of the Borrower.

                  "Fixed Charge Coverage Ratio" means, on the last day of any Fiscal Quarter, the ratio of (i) the sum of Consolidated EBITDA and Consolidated Rental Expense to (ii) the sum of Consolidated Debt Service and Consolidated Rental Expense, in each case for the four consecutive Fiscal Quarters ended on such day.

                  "Governmental Authority" means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, without limitation, any central bank or taxing authority) or instrumentality (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided, that the term

------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

"Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Guarantors" means each Operating Subsidiary of the Borrower including Operating Subsidiaries of the Borrower established after the date hereof, but excluding Serviuno, S.A. de C.V. or any other Subsidiary of the Borrower established for labor and employee benefit purposes, and other similar Subsidiaries, unless such excluded Subsidiaries become Operating Subsidiaries, then such excluded Subsidiaries shall become Guarantors and also excluding Operadora Moliere, S.A. de C.V., Teatro Polanco, S.A. de C.V. and Producciones Expresso Astral, S.A. de C.V. unless such excluded Subsidiaries become Operating Subsidiaries.

                  "Grupo Cinemex" means Grupo Cinemex, S.A. de C.V., a Mexican corporation.

                  "IMSS" means Instituto Mexicano del Seguro Social.

                  "Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 7.06.

                  "Indemnitee" has the meaning set forth in Section 9.03(b).

                  "INFONAVIT" means Instituto del Fondo Nacional para la Vivienda de los Trabajadores.

                  "Interest Coverage Ratio" means the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense calculated on the most recent four consecutive Fiscal Quarters.

                  "Interest Period" means, with respect to the Loan to the extent it is a Euro-Dollar Loan, the period commencing on the date of such Euro-Dollar Loan or the date of the conversion of the Loan from a Base Rate Loan into a Euro-Dollar Loan and ending on the numerically corresponding day in the calendar month that is three months thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, however, that:

                  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day, unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

                  (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

                  "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

                  "Investor" or "Investors" has the meaning set forth in Section 6.01(o).

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, assignment, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary of the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "Loan" has the meaning set forth in Section 2.01.

                  "Loan Documents" means this Agreement, the Notes and the Collateral Documents.

                  "London Interbank Offered Rate" has the meaning set forth in
Section 2.04(b).

                  "Material Debt" means Debt (except Debt outstanding hereunder) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $5,000,000.

                  "Material Financial Obligations" means a principal or face amount of Debt (other than the Loans) and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $5,000,000.

                  "Material Subsidiary" means, at any time, a Subsidiary of the Borrower (A) that at any time during the preceding Fiscal Year has consolidated assets equal to or greater than 5% of the consolidated assets of the Borrower and its Consolidated

Subsidiaries or (B) whose consolidated earnings before interest, income tax expense, depreciation and amortization constitutes 5% or more of the Consolidated EBITDA for the preceding Fiscal Year.

                  "Mexican GAAP" has the meaning set forth in Section 1.02.

                  "Mexico" means the United Mexican States.

                  "Net Cash Proceeds" means, with respect to any asset sale pursuant to Section 5.07 (b) by the Borrower or any of its Subsidiaries, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom (i) reasonable and customary brokerage commissions, legal fees and expenses, finder's fees, accountants' fees and expenses and other similar fees, expenses and commissions, if any, and (ii) the amount of taxes payable or estimated in good faith to be payable in connection with or as a result of such transaction, if any, in each case to the extent that the amounts so deducted are payable to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

                  "Net Taxes Paid" means, for any relevant period, the aggregate Mexican income taxes (impuesto sobre la renta) actually paid by the Borrower and its Subsidiaries, net of all Mexican income tax reimbursements, compensations or other cash received as a consequence of Mexican income taxes by the Borrower and/or its Subsidiaries.

                  "Notes" means non-negotiable pagares of the Borrower, substantially in the form of Exhibit C hereto (together with, in the case of any Note evidencing a Base Rate Loan, such changes to such form as shall be necessary to reflect the differences between a Base Rate Loan and a Euro-Dollar Loan specified in Article 2 hereof), evidencing the obligation of the Borrower to repay the Loan, and "Note" means any one of such pagares issued hereunder.

                  "Obligors" means the Borrower and the Guarantors, and "Obligor" means any of the foregoing.

                  "Operating Subsidiary" means an operating Subsidiary of the Borrower which contributes to the consolidated revenues or consolidated earnings of the Borrower.

                  "Parent" means, with respect to any Bank, any Person controlling such Bank.

                  "Participant" has the meaning set forth in Section 9.06(b).

                  "Person" means an individual, a corporation, a partnership, limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Peso" or "Pesos" means lawful currency of Mexico.

                  "Pledge Agreement" means the Stock Pledge Agreement dated as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended or otherwise modified from time to time.

                  "Pledged Subsidiary" has the meaning set forth in Section 5.04(b).

                  "Prime Rate" means the rate of interest publicly announced by BankBoston N.A.* from time to time as its Prime Rate.

                  "Process Agent" has the meaning set forth in Section 9.08(c) hereof.

                  "Reference Bank" means the principal lending offices of BankBoston, N.A.*

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Replacement Subsidiary" means, as of the date of determination, a Subsidiary of the Borrower whose attributable portion of Consolidated EBITDA for the four Fiscal Quarter period most recently ended is at least equal to the attributable portion of Consolidated EBITDA (for the same period) of the applicable Pledged Subsidiary subject to the occurrence of any of the events described in the proviso to Section 6.01(n).

                  "Required Banks" means at any time Banks having at least 66% of the aggregate outstanding amount of the Loan.

                  "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower or any of its Subsidiaries' capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of
(a) any shares of the Borrower's or any of its Subsidiaries capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's or any of its Subsidiaries' capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion).

------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

                  "Sale and Leaseback Transaction" means an arrangement by any Person with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person not more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

                  "SAR" means Sistema de Ahorro para el Retiro or mandatory retirement fund system.

                  "Scheduled Installment" has the meaning set forth in Section 2.03.

                  "Scheduled Repayment Date" has the meaning set forth in
Section 2.03.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which (or in which) more than 50% of (a) the voting stock of such corporation, (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Subsidiary Guarantee" means, the Subsidiary Guarantee dated as of the date hereof, substantially in the form of Exhibit D hereto, as the same may be amended or otherwise modified from time to time.

                  "Substitute Subsidiary" has the meaning set forth in Section 5.04(b).

                  "Temporary Cash Investments" means any investment in (i)(x) direct obligations of the United States or any agency thereof, or obligations Guaranteed by the United States or any agency thereof and (y) direct obligations of Mexico or any agency thereof, or obligations Guaranteed by Mexico or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Ratings Services or P-1 by Moody's Investors Service, Inc., (iii)(x) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000 and (y) promissory notes issued by, or time deposits with, including certificates of deposit issued by, any office or subsidiary located in Mexico of BBVA Bancomer, S.A., Banco Inbursa, S.A., Banco J.P. Morgan, S.A., Citibank Mexico, S.A., Chase Manhattan Bank Mexico, S.A., BankBoston, S.A., Scotiabank Inverlat, S.A., Banco Mercantil del Norte, S.A., GE Capital Bank, S.A., Banco Nacional de Mexico, S.A., or any other bank or trust company which is organized under the laws of the United States or any state thereof or Mexico and has capital, surplus and undivided profits aggregating at least $1,000,000,000, or (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided, in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary of the Borrower.

                  "Termination Date" means October 12, 2006 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

                  "Total Funded Debt" means, at any date, all Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

                  "Total Funded Debt/Consolidated EBITDA Ratio" means, on the last day of any Fiscal Quarter, the ratio of Total Funded Debt to Consolidated EBITDA, in each case for the four consecutive Fiscal Quarters ended on such day.

                  "United States" means the United States of America as a whole, including the states therein and the District of Columbia.

                  "Unrestricted Subsidiary" means any Subsidiary of the Borrower whose shares of capital stock are not subject to the terms of the Pledge Agreement.

                  "Wholly-Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares or similar qualifying shares, and other shares constituting less than 1% of the voting power and economic interest of any class of capital stock) are at the time directly or indirectly owned by the Borrower.

                  SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein or in any of the Loan

Documents shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in Mexico as in effect from time to time ("Mexican GAAP"), applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its respective Consolidated Subsidiaries delivered to the Banks; provided, that if the Borrower notifies the Administrative Agent that the Borrower reasonably wishes to amend any provision hereof to eliminate the effect of any change in Mexican GAAP (or if the Administrative Agent notifies the Borrower that the Required Banks reasonably wish to amend any provision for such purpose), then the Borrower's compliance with such provision shall be determined on the basis of Mexican GAAP in effect immediately before the relevant change in Mexican GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Banks.

                                   ARTICLE 2

                                   THE CREDITS

                  SECTION 2.01. Commitments to Lend. (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a term loan (each, a "Loan") to the Borrower on the Closing Date, in an aggregate principal amount not to exceed the amount of such Bank's Commitment and funded in one drawing made on the Closing Date. When used herein, the term "the Loan" refers to all Loans of the Banks on a collective basis.

                  (b) Commitment Not Revolving; Loan Ratable. No Bank's Commitment is revolving in nature, and any portion of the Loan repaid or prepaid may not be reborrowed. The Loan shall be made from the several Banks ratably in proportion to their respective Commitment and, subject to Article 8, shall consist solely of Euro-Dollar Loans. Each Bank's Commitment shall terminate immediately after the Loan is made.

                  SECTION 2.02. Notes. Each Bank's Loan shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office. If in the circumstances specified in Article 8, each Loan owing to any Bank is to be converted into a Base Rate Loan (or, upon such circumstances no longer being applicable, from a Base Rate Loan into a Euro-Dollar Loan), the Borrower shall, before or as promptly as practicable after such conversion, deliver to the Administrative Agent a duly executed substitute Note substantially in the form of Exhibit C hereto (together with, in the case of any Note evidencing a Base Rate Loan, such changes to such form as shall be necessary to reflect the differences between a Base Rate Loan and a Euro-Dollar

Loan) payable to the order of such Bank for the account of its Applicable Lending Office, and such Bank shall surrender to the Borrower, simultaneously with the delivery of the substitute Note, the Note for which such substitution is being made.

                  SECTION 2.03. Repayment. The outstanding principal amount of the Loan shall be payable by the Borrower in installments (each a "Scheduled Installment") on the dates set forth below (each a "Scheduled Repayment Date") and each such Scheduled Installment shall be in an amount equal to the dollar amount set forth opposite such Scheduled Repayment Date.

                  Scheduled Repayment Date             Scheduled Installment
                  ------------------------             ---------------------
                      October 13, 2003                      $4,456,250
                       April 12, 2004                       $4,456,250
                      October 12, 2004                      $8,242,280
                       April 12, 2005                       $8,242,280
                      October 12, 2005                      $10,024,780
                       April 12, 2006                       $10,024,780
                      October 12, 2006                      $25,853,380

                  SECTION 2.04. Interest Rates. (a) During such periods that a Loan is a Base Rate Loan, such Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate. Such interest shall be payable quarterly in arrears on each last Domestic Business Day of each April, July, October and January. Any overdue principal of or interest on such Loan at such time when it is a Base Rate Loan (and, upon the occurrence and during the continuation of an Event of Default, if the Required Banks have so requested, any principal of the Loan) shall bear interest, payable on demand, for each day until paid (or such Event of Default has been waived or cured, as the case may be) at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

                  (b) During such periods that the Loan is a Euro-Dollar Loan, the Loan shall bear interest on the outstanding principal amount thereof, at a rate per annum equal to the sum of the London Interbank Offered Rate applicable to such Interest Period plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof.

                  The "London Interbank Offered Rate" applicable to any Interest Period means the rate of interest per annum determined on the basis of the London interbank offered rate (rounded upward, if necessary, to the nearest 1/16 of 1%) for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period, as shown on page 3750 of the Dow Jones Telerate Service (or such other page or system for displaying rates in the London interbank market that may replace such page or system from time to time) at approximately 11:00 A.M., London time, two Euro-Dollar Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period. In the event that such rate does not appear on Page 3750 (or such other page as may replace that page in that service) of the Telerate Service (or otherwise on such service), the "London Interbank Offered Rate" shall mean the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in Dollars are offered to the Reference Bank in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan and for a period of time comparable to such Interest Period.

                  (c) Any overdue principal of or interest on the Loan (and, upon the occurrence and during the continuation of an Event of Default, if the Required Banks have so requested, principal of the Loan) shall bear interest, payable on demand, for each day until paid (or such Event of Default has been waived or cured, as the case may be), at a rate per annum equal at such time to 2% per annum above the rate of interest per annum required to be paid on the Loan immediately prior to the date on which such amount was due or such Event of Default occurred.

                  (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                  (e) The Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as and to the extent contemplated by this Section. If the Reference Bank does not furnish a timely quotation, the provisions of Section 8.01 shall apply.

                  SECTION 2.05. Optional Prepayments. (a) Subject to Section 2.07, the Borrower may, upon at least three Euro-Dollar Business Day's notice to the Administrative Agent, prepay the Loan, in whole at any time, or from time to time in part in amounts aggregating $2,500,000 or any larger multiple of $500,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied in payment of Scheduled Installments in the order of their maturity.

                  (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

                  SECTION 2.06. Mandatory Prepayments. The Borrower shall on the date on which interest is payable and due after the first anniversary of the date of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from any asset sale pursuant to Section 5.07(b) which Net Cash Proceeds exceed $10,000,000 for any single transaction or series of related transactions, apply the Net Cash Proceeds of such asset sale, if the Borrower or such Subsidiary does not reinvest or commit in writing to reinvest, within one year of such asset sale, such Net Cash Proceeds in productive assets of a kind used or usable in the business of the Borrower or such Subsidiary, to prepay the outstanding principal amount of the Loan, which prepayment shall be applied in the order of maturity based on the Scheduled Repayment Dates.

                  SECTION 2.07. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, not later than 1:00 P.M. (New York City time) on the date when due, in Dollars immediately available in New York City, to the Administrative Agent at the Administrative Agent's Account. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, Base Rate Loans or other amounts due hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

                  SECTION 2.08. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.04(a), or if the Borrower fails to borrow or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.05(b) or 3.01(l), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, continue or prepay, provided, that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

                  SECTION 2.09. Computation of Interest. Interest based on the Base Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                                   ARTICLE 3

                                   CONDITIONS

                  SECTION 3.01. Closing. The closing hereunder shall occur upon, and the obligation of each Bank to make a Loan hereunder on the Closing Date is subject to, the satisfaction of the following conditions (with respect to each document, dated the Closing Date unless otherwise indicated):

                  (a) receipt by the Administrative Agent of duly executed Notes of the Borrower for the account of each Bank dated the Closing Date complying with the provisions of Section 2.02;

                  (b) receipt by the Administrative Agent of an opinion of Ritch, Heather y Mueller, S.C., Mexican counsel for the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                  (c) receipt by the Administrative Agent of an opinion of Chadbourne & Parke LLP, special New York counsel for the Administrative Agent and the Banks, in form and substance reasonably satisfactory to the Administrative Agent covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                  (d) receipt by the Administrative Agent of an opinion of Creel, Garcia-Cuellar y Muggenburg, S.C., Mexican counsel for the Administrative Agent and the Banks, in form and substance reasonably satisfactory to the Administrative Agent covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                  (e) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

                  (f) receipt by the Administrative Agent of duly executed counterparts of each of the Collateral Documents, together with delivery to the Administrative Agent under the Pledge Agreement of certificates or instruments evidencing the transfer of all equity securities required to be delivered to the Administrative Agent thereunder and such other instruments and documents as are required to be delivered thereunder and such additional evidence as shall be satisfactory to the Administrative Agent of the creation and perfection of the Liens intended to be created thereby;

                  (g) receipt by the Administrative Agent of evidence satisfactory to it that all Liens granted in connection with the Existing Credit Agreement have been terminated and released;

                  (h) the Administrative Agent shall not have received notice from the Required Banks that such Banks:

                             (i) have determined in their good faith judgment
                  that (x) there shall have occurred any material adverse change in the condition, financial or otherwise, results of operations, business, properties or liabilities, of the Borrower and its Consolidated Subsidiaries, taken as a whole, since the date of the most recent audited financial statements heretofore received by the Banks; or (y) a material adverse change in the ability of any of the Obligors to perform its obligations under the Loan Documents; and

                            (ii) have determined in their good faith judgment
                  that, since the date hereof, there has been a material disruption or adverse change either in (A) international financial, banking or capital markets, (B) Mexican financial, economic or political conditions;

                  (i) the Administrative Agent shall have received a certificate of a Co-Director General of the Borrower to the effect that (A) immediately before and after the making of the Loan on the Closing Date, no Default shall have occurred and be continuing, and (B) the representations and warranties of the Borrower contained in this Agreement are true and correct on and as of the Closing Date;

                  (j) receipt by the Administrative Agent of satisfactory evidence of acceptance by the Process Agent of its role as agent for the service of process for the Borrower in accordance with Section 9.08(c);

                  (k) receipt by the Administrative Agent of satisfactory evidence of payment of the documented fees and expenses payable to the Administrative Agent and Arranger for their own accounts and for the several accounts of the Banks on or before the Closing Date (including, without limitation, any fees and expenses of special counsel for the Administrative Agent for which the Borrower has received an invoice on or before the Closing Date);

                  (l) receipt of all documents the Administrative Agent may reasonably request relating to the existence of each Obligor, the corporate authority for, validity of and receipt of all filings, consents and approvals, if any, required in connection with this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including, without limitation, the following:

                             (i) the estatutos sociales of each Obligor,
                  certified by a Mexican notary public as true and correct and in full force and effect in its delivered form on the Closing Date;

                            (ii) powers of attorney, certified by a Mexican
                  notary public, authorizing the relevant officers of each Obligor to execute this Agreement and the other Loan Documents and any other document or certificate to be delivered on or prior to the Closing Date in connection with the transactions contemplated by this Agreement;

                           (iii) Secretary's Certificates, as the case may be,
                  duly completed by each Obligor in form and substance satisfactory to the Administrative Agent;

                            (iv) irrevocable powers of attorney, certified by a
                  Mexican notary public, appointing the Process Agent to act as such on behalf of the Borrower;

                  (m) receipt by the Administrative Agent, at least three Euro-Dollar Business Days prior to the Closing Date, of a borrowing notice executed by the Borrower substantially in the form of Exhibit E hereto; and

                  (n) receipt by the Administrative Agent of the Fee Letter duly executed by the Borrower.

                  The Administrative Agent shall promptly notify the Borrower, the Administrative Agent and the Banks of the Closing Date.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants that:

                  SECTION 4.01. Corporate Existence and Power. Each of the Borrower and its Subsidiaries is a sociedad anonima de capital variable, duly incorporated and validly existing under the laws of Mexico, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each Guarantor is a Wholly-Owned Subsidiary of the Borrower.

                  SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party are within the corporate powers of such Obligor, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (including, without limitation, any action or filing in connection with pledging of the Collateral and performance of the Collateral Documents) or any other Person and do not contravene, or constitute a default under, any provision of any applicable law or regulation or of the estatutos sociales of such Obligor or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of an Obligor or any of its Subsidiaries, other than Liens created under the Pledge Agreement.

                  SECTION 4.03. Binding Effect; Enforceability of Loan Documents; No Default Under Contracts. (a) Each Loan Document (other than the Notes) constitutes a valid and binding agreement of each Obligor thereto, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except (i) as may be limited by bankruptcy, insolvency procedures ("concurso mercantil") or similar laws affecting creditors' rights generally and (ii) as rights of acceleration, indemnification, contribution and the availability of equitable remedies may be limited by equitable principles of general applicability.

                  (b) In addition, each of the Loan Documents is in proper legal form for purposes of enforcement in Mexico by the Administrative Agent or any Bank, as the case may be, of any Obligor's obligations thereunder, and to ensure the legality, validity, enforceability or admissibility in evidence of any of the Loan Documents in Mexico, it is not necessary that such Loan Document or any other document be filed or recorded with any court or other authority in Mexico; provided, that in the event that any legal proceedings are brought in the courts of Mexico with respect to the Loan Documents (excluding the Pledge Agreement, which has been entered into in Spanish), a Spanish translation of the Loan Documents will be required in such proceedings, and such translation will be required to be prepared by a court-approved translator and approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of such translation, and such legal proceedings would thereafter be based upon the translated documents.

                  (c) All material leases, contracts and agreements to which the Borrower or any of its Subsidiaries is a party are in full force and effect and not subject to any dispute between the parties thereto. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material contract, indenture, lease, mortgage or other agreement to which it is a party which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries, taken as a whole.

                  SECTION 4.04. Financial Information; Solvency. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2000 and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for the Fiscal Year then ended, reported on by Arthur Andersen & Co., a copy of which has been delivered to each of the Banks, fairly present, in conformity with Mexican GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

                  (b) Since June 30, 2001 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole.

                  (c) The Borrower and each of its Subsidiaries are Solvent.

                  SECTION 4.05. Compliance with Laws and Licenses. Each of the Borrower and its Subsidiaries is in compliance with (i) all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, IMSS, INFONAVIT, SAR, environmental laws and the rules and regulations thereunder), (ii) all material terms and conditions of all governmental licenses and authorizations required to carry on their respective business and (iii) all orders, decrees, judgments or other determinations of any arbitrator or Governmental Authority applicable to it, in each case except where the noncompliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

                  SECTION 4.06. Litigation. To the best of the Borrower's knowledge, there is no action, suit, proceeding or investigation pending against, threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision, which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole, or which in any manner draws into question the validity and enforceability of this Agreement or any of the other Loan Documents.

                  SECTION 4.07. Commercial Law; Immunity. Under the laws of Mexico, with respect to the execution, delivery and performance of this Agreement and the other Loan Documents, each Obligor is subject to private commercial law, and neither the Borrower, any other Obligor nor any of their respective properties have any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

                  SECTION 4.08. Taxes. The Borrower and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except where the same may be contested in good faith by appropriate proceedings, and where the Borrower has maintained and caused each of its Subsidiaries to maintain, in accordance with Mexican GAAP, appropriate reserves for the accrual of any of the same. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the Borrower's opinion, adequate.

                  SECTION 4.09. Full Disclosure. All information heretofore furnished by the Obligors to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Obligors to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. Each Obligor has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent such Obligor can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of such Obligor to perform its obligations under the Loan Documents.

                  SECTION 4.10. Priority of Obligations. The payment obligations of the Borrower under the Loan Documents rank at least pari passu with all other secured and unsubordinated indebtedness of the Borrower.

                  SECTION 4.11. Representations in Collateral Documents True and Correct. Each of the representations and warranties of the Obligors contained in the Collateral Documents is true and correct.

                  SECTION 4.12. Investment Company Act of 1940. Neither the Borrower or any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "controlled" by, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                  SECTION 4.13. Foreign Exchange. Each Obligor has complied with all Mexican foreign exchange regulations, if any, and has made all necessary filings, if any, the failure of which might affect any payment to be made under this Agreement or the other Loan Documents, and there are no foreign exchange restrictions in effect in Mexico, as of the date hereof, which would adversely affect any payment to be made under this Agreement or the other Loan Documents.

                  SECTION 4.14. Subsidiaries. Set forth on Schedule 2 hereto is a true and correct list of all Subsidiaries of the Borrower in existence as of the date hereof.

                                   ARTICLE 5

                                    COVENANTS

                  The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

                  SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

                  (a) as soon as available and in any event within (i) 120 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and changes in financial position for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, each reported on by Arthur Andersen & Co. or other independent public accountants of internationally recognized standing; and (ii) simultaneously with the delivery of each set of financial statements referred to in this clause (a), a statement of the firm of independent public accountants which reported on such statements (x) explaining whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and
         (y) confirming the calculations set forth in the officer's certificate delivered pursuant to clause (e) below (but only in respect of the financial statements referred to in this clause (a));

                  (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as of the end of such quarter, and the related statements of income and changes in financial position for such quarter and for the portion of the Borrower's Fiscal Year ended at the end of such quarter, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, Mexican GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

                  (c) as soon as available and in any event within 120 days after the end of each fiscal year of Grupo Cinemex a balance sheet of Grupo Cinemex, as of the end of such fiscal year setting forth in comparative form the figures for the previous fiscal year, all certified as to fairness of presentation, Mexican GAAP and consistency by the chief financial officer or chief accounting officer of Grupo Cinemex;

                  (d) as soon as available and in any event within 150 days after the end of each fiscal year of each Guarantor, the statements of income and changes in financial position for such fiscal year for such Guarantor, setting forth in each case in comparative form the figures for the previous fiscal year, all certified as to fairness of presentation, Mexican GAAP and consistency by the chief financial officer or the chief accounting officer of such Guarantor;

                  (e) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of each Guarantor, an income statement of such Guarantor for such fiscal quarter and for the portion of such Guarantor's fiscal year ended at the end of such quarter, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of such Guarantor's previous fiscal year where applicable, all certified (subject to normal year-end adjustments) as to fairness of presentation, Mexican GAAP and consistency by the chief financial officer or the chief accounting officer of such Guarantor;

                  (f) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Co-Director General of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.08 to 5.12, inclusive, and Section 5.18 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (g) within five days after the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of a Co-Director General of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (h) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements and reports so mailed, if any;

                  (i) as soon as reasonably practicable after the Borrower obtains knowledge of the commencement of, or of a threat of the commencement of, any material action, suit or proceeding against the Borrower or any of its Subsidiaries before any arbitrator or Governmental Authority, a certificate of an Executive Officer setting forth the nature of such pending or threatened action, suit or proceeding and such additional information, to the extent available, with respect thereto as may be reasonably requested by the Administrative Agent, at the request of any Bank; and

                  (j) from time to time such additional information regarding the financial position or business of the Borrower and the Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

                  SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings (including administrative proceedings), and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with Mexican GAAP, appropriate reserves for the accrual of any of the same.

                  SECTION 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause its Subsidiaries to keep, all property useful and necessary in their business in good working order and condition, ordinary wear and tear and transactions permitted under Section 5.04 excepted.

                  (b) The Borrower will, and will cause each Subsidiary to, maintain (either in the Borrower's name or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with no greater risk retention as are usually maintained, insured against or retained, as the case may be, in Mexico by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

                  SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, that nothing in this Section shall prohibit:

                  (a) the merger of a Subsidiary of the Borrower into the Borrower if, at such time and after giving effect thereto, no Default shall exist or have occurred and be continuing;

                  (b) the merger or consolidation of a Subsidiary of the Borrower with or into another Subsidiary of the Borrower if at such time and after giving effect thereto no Default shall exist or have occurred and be continuing; provided, that with respect to a merger permitted by this paragraph (b) which involves a Subsidiary of the Borrower where the shares of capital stock of such Subsidiary (a "Pledged Subsidiary") are subject to the terms of the Pledge Agreement, if the surviving entity of such merger is not a Pledged Subsidiary, then prior to or simultaneously with the consummation of such merger the Borrower shall subject the shares of capital stock of a Substitute Subsidiary to the terms of the Pledge Agreement. For purposes of this paragraph (b), the term "Substitute Subsidiary" means, in the context of a merger permitted by this paragraph (b), a Subsidiary of the Borrower whose attributable portion of Consolidated EBITDA for the four Fiscal Quarters most recently ended is at least equal to the attributable portion of Consolidated EBITDA (for the same period) of the Pledged Subsidiary whose shares of capital stock are no longer subject to the terms of the Pledge Agreement as a result of such permitted merger;

                  (c) the termination of the corporate existence of a Subsidiary of the Borrower or the closing of a theater or a theater complex if the Borrower in good faith determines that such termination or closing is in the best interest of the Borrower and such termination or closing would not affect any Obligor's ability to perform its obligations under the Loan Documents or the Administrative Agent's or any Bank's rights under the Loan Documents and; provided, that, except as permitted by paragraph (b) above, the corporate existence of a Guarantor or a Subsidiary of the Borrower whose stock is pledged pursuant to the Pledge Agreement shall not be terminated; or

                  (d)      the merger of the Borrower pursuant to Section 5.07.

                  SECTION 5.05. Compliance with Laws. The Borrower will comply and will cause each of its Subsidiaries to comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, all environmental laws, IMSS, INFONAVIT and SAR and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and the failure to so comply could not reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries, taken as a whole, or the ability of any Obligor to perform its obligations under the Loan Documents.

                  SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense and cost, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records (unless prohibited by law) and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be requested; provided, that if an Event of Default shall have occurred and be continuing, any visits, inspections, examinations and discussions permitted by this Section 5.06 shall be at the expense and cost of the Borrower.

                  SECTION 5.07. Mergers and Sales of Assets. (a) The Borrower will not consolidate or merge with or into any other Person; provided, that so long as no Default has occurred and is continuing, (A) the Borrower may merge with or into Grupo Cinemex or any Subsidiary of the Borrower established and existing under the laws of Mexico, (i) if the survivor, if it is a Person other than the Borrower, assumes all the obligations of the Borrower under the Loan Documents by operation of law or pursuant to an agreement satisfactory to the Required Banks and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing; and (B) except as permitted by
Section 5.04(a) and clause (A) of this paragraph (a) in which case the provisions of this clause (B) shall not apply, a Person may merge with and into the Borrower so long as (i) within 10 Domestic Business Days prior thereto the Borrower notifies the Administrative Agent of such merger, (ii) the Borrower survives such merger, (iii) on a pro forma basis after giving effect to such merger, the Borrower would be in compliance with Sections 5.09 through 5.12 for the four Fiscal Quarters ending immediately prior to such merger and (iv) immediately after giving effect to such merger, no Default shall have occurred and be continuing;

                  (b) The Borrower and its Subsidiaries will not sell, lease, transfer or otherwise dispose of (including in connection with a Sale and Leaseback Transaction) any of its assets, except for (i) sales and dispositions by the Borrower and its Subsidiaries in the ordinary course of business (including the disposition of repossessed assets), (ii) dispositions by the Borrower and its Subsidiaries of obsolete, worn out or surplus property disposed of in the ordinary course of business, (iii) sales, leases, transfers or other dispositions of assets by a Wholly-Owned Subsidiary of the Borrower to any other Wholly-Owned Subsidiary of the Borrower, (iv) sales, leases, transfers or other dispositions of assets by any Wholly-Owned Subsidiary of the Borrower to the Borrower, (v) sales, transfers or dispositions of assets by the Borrower or any of its Subsidiaries, provided, that any such sales, transfers or dispositions covered under this clause (v) shall, for the term of this Agreement include assets with an aggregate fair market value not to exceed $10,000,000 and (vi) transfers or dispositions of assets by the Borrower or any of its Subsidiaries not otherwise permitted by clauses (i) through (v) above, so long as in exchange for any such transfer or disposition the Borrower or its Subsidiaries receive assets with a fair market value at least equal to the fair market value as the assets transferred or disposed of by the Borrower or any of its Subsidiaries.

                  SECTION 5.08. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it (including any Liens to guarantee third party obligations), except:

                  (a) the Liens specified on Schedule 5.08;

                  (b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset, provided, that such Lien attaches to such asset concurrently with or within 180 days after such acquisition, construction or improvement;

                  (d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

                  (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided, that such Debt is not increased and is not secured by any additional assets;

                  (g) Liens (other than Liens referred to in clause (h) below) arising in the ordinary course of its business which (i) do not secure Debt and (ii) do not secure any single obligation (or class of obligations having a common cause) in an amount exceeding 20% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the preceding four completed Fiscal Quarter period;

                  (h) any Lien securing taxes, assessments and other government changes, the payment of which (i) is not yet due or (ii) is being contested in good faith by appropriate proceedings, and for which reserves, if required by Mexican GAAP, shall have been created; provided, such contested amount shall not exceed, individually or taken together with all other contested amounts, $4,500,000;

                  (i) Liens created by the Pledge Agreement;

                  (j) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

                  (k) as to a particular property, such easements, encroachments, covenants or rights of way which do not impair the use of such property for the purpose for which it is held by the owner or lessee thereof;

                  (l) Liens on any or all of the shares of capital stock of Unrestricted Subsidiaries to secure Debt so long as the amount of Debt incurred would not result in a breach of Section 5.11; and

                  (m) Liens otherwise not permitted by the foregoing clauses in this Section securing Debt in an aggregate principal or face amount at any time not to exceed $1,500,000.

Notwithstanding the foregoing, neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any Collateral other than Liens described in clause (i) above.

                  SECTION 5.09. Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter during the periods set forth below, the Fixed Charge Coverage Ratio will not be less than the ratio set forth opposite such period:

                           Period                                        Ratio
                           ------                                        -----
        From the Closing Date through and including                      1.25
        September 30, 2003
        From October 1, 2003 through and including                       1.15
        September 30, 2004
        From October 1, 2004 and thereafter                              1.10

                  SECTION 5.10. Interest Coverage Ratio. As of the last day of each Fiscal Quarter, the Interest Coverage Ratio will not be less than 4.00.

                  SECTION 5.11. Total Funded Debt/Consolidated EBITDA Ratio. As of the last day of each Fiscal Quarter, the Total Funded Debt/Consolidated EBITDA Ratio will not exceed 3.00

                  SECTION 5.12. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than the sum of (i) 450,000,000 Pesos plus (ii) an amount equal to 50% of the Consolidated Net Income for the preceding Fiscal Year.

                  SECTION 5.13. Investments. Neither the Borrower nor any of its Subsidiaries shall make, acquire or hold any Investment in any Person other than:

                    (i)  Temporary Cash Investments,

                    (ii) Investments in Persons which (x) are Subsidiaries on the date hereof, (y) are Guarantors, or (z) otherwise are or become Subsidiaries as a result of such Investment,

                   (iii) loans to employees who are Co-Directors General of the Borrower to exercise preemptive rights with respect to stock of Grupo Cinemex and its successors, provided, that such loans are made on terms and conditions substantially similar to those set forth in Clause Third
         (j) of the Amendment dated as of March 30, 1997 to the Trust Agreement dated as of March 24, 1995, and

                    (iv) any Investments not otherwise permitted by the foregoing clauses of this Section if, immediately after such investment is made or acquired, the amount of all Investments made pursuant to this clause (iv) during the term of this Agreement does not exceed an amount equal to 6% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the preceding four completed Fiscal Quarter period.

                  SECTION 5.14. Restricted Payments. Neither the Borrower nor any Subsidiary may declare or make any Restricted Payment, other than (i) Distributions to Shareholders not to exceed $12,000,000 by June 1, 2002, (ii) so long as no Default has occurred and is continuing, payments in cash with respect to the Borrower's stock option plan, not to exceed an amount equal to 6% of the Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for the preceding four consecutive Fiscal Quarter period, which are made to employees of the Borrower who are not Co-Directors General on the terms approved by the board of directors of the Borrower on December 22, 1997, a summary of which approval listing the terms approved has previously been provided to the Banks, (iii) any Subsidiary of the Borrower may make a Restricted Payments of the Borrower and (iv) after payment of such amount specified in (i) above, Distributions to the Shareholders by the Borrower at the end of each Fiscal Quarter so long as the Dividend Ratio is equal to or greater than 1.05.

Notwithstanding anything to the contrary above, the Borrower shall not declare or make any Distributions to Shareholders during the term of this Agreement from the proceeds of the incurrence of Debt by the Borrower or any of its Subsidiaries (including the proceeds from the Loan) in an aggregate amount greater than $35 million Dollars.

                  SECTION 5.15. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate, except on an arm's-length basis on terms at least as favorable to the Borrower or such Subsidiary as could have been obtained from a third party or as otherwise permitted hereunder; provided, that the foregoing provisions of this Section shall not prohibit any Subsidiary from making any Restricted Payments permitted by clause (ii) of Section 5.14.

                  SECTION 5.16. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower to repay the loans outstanding under the Existing Credit Agreement and the balance shall be used by the Borrower to pay for Distributions to Shareholders. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

                  SECTION 5.17. Ranking. The Borrower shall ensure that at all times the obligations of the Borrower under the Loan Documents rank at least pari passu with all other secured and unsubordinated obligations of the Borrower.

                  SECTION 5.18. Capital Expenditures. The Borrower will not incur, nor permit its Subsidiaries to incur, during any four consecutive Fiscal Quarters expenditures or commitments for expenditures for fixed and other non-current assets, or for replacements, substitutions or additions thereto (other than repairs thereto) ("Capital Expenditures"), in excess of the Cap Ex Limit; provided, that to the extent such Capital Expenditures are financed by the incurrence of Debt by the Borrower or any of its Subsidiaries, then the Borrower shall begin to amortize such Debt at a time after the Termination Date. Notwithstanding the foregoing, the Borrower will not incur and will not permit its Subsidiaries to incur Capital Expenditures in the event an Event of Default occurs and is continuing.

                  SECTION 5.19. Power of Attorney. The Borrower shall deliver to the Administrative Agent as soon as possible and in any event no later than October 11, 2001, a certificate of incumbency certifying that the relevant officers of each Obligor have all powers of attorney necessary to execute this Agreement and the other Loan Documents and any other document or certificate to be delivered on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Loan Documents.

                                   ARTICLE 6

                                    DEFAULTS

                  SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay any principal when due, or any interest, fees or any other amount payable under the Loan Documents within three Domestic Business Days of any such amounts being due;

                  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 through 5.17 hereof, inclusive, and Section
         5.18 or shall fail to comply with the provisions of clause 5 of the Pledge Agreement;

                  (c) any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause 6.01(a) or 6.01(b) above) or any other Loan Document for 30 days after the Borrower becomes aware, or should have become aware, thereof;

                  (d) any representation, warranty, certification or statement made by any Obligor in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been untrue in any material respect when made (or deemed made);

                  (e) the Borrower or any Subsidiary shall fail to make one or more payments in respect of Material Financial Obligations when due or within any applicable grace period;

                  (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof or enables any Person to terminate its commitment to provide financing to the Borrower or any Subsidiary which would constitute Material Debt;

                  (g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency procedure ("concurso mercantil") or other similar law now or hereafter in effect or seeking the appointment of a trustee, "sindico", "conciliador", "visitador", receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                  (h) an involuntary case or other proceeding shall be commenced, against the Borrower or any Material Subsidiary seeking liquidation, dissolution, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency procedure ("concurso mercantil") or other similar law now or hereafter in effect or seeking the appointment of a trustee, "sindico", "conciliador", "visitador", receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under applicable bankruptcy, insolvency procedure ("concurso mercantil") or other similar laws as now or hereafter in effect;

                  (i) judgments or orders for the payment of money shall be rendered against the Borrower or any Subsidiary, in excess of $2,500,000, individually or in the aggregate, and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

                  (j) the Obligors shall fail to pay when due any amounts individually on in the aggregate in excess of $5,000,000 payable as quotas or other payments with respect to IMSS, INFONAVIT or SAR;

                  (k) at any time any obligation of any Obligor under any Loan Document shall for any reason cease to be in full force and effect, or any Obligor shall so assert in writing;

                  (l) any Lien created by the Pledge Agreement shall at any time fail to constitute a valid, perfected and first priority Lien on all of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby;

                  (m) (i) any Governmental Authority shall take any action, including a moratorium, having an effect on the schedule of payments of the Borrower under this Agreement or any other Loan Document, the currency in which the Borrower may pay its obligations under this Agreement, or any other Loan Document or the availability of foreign currencies in exchange for Pesos or otherwise, (ii) the Borrower shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of the Borrower's debts or the restructuring of the currency in which the Borrower may pay its obligations or (iii) any requirement shall be imposed by any Governmental Authority on or after the date hereof, whether by legislative enactment, decree, regulation, order or otherwise, or any enactment, decree, regulation or order of any Governmental Authority in effect on the date hereof shall be amended, or any interpretation of any enactment, decree, regulation or order (whether or not in effect on the date hereof) of any Governmental Authority shall be promulgated which, in each case, restricts, limits or prohibits the acquisition or the transfer of foreign exchange by any Obligor in connection with the performance by such Obligor of its obligations under this Agreement or the other Loan Documents, and as a direct or indirect result thereof, such Obligor shall not or would not be able to perform one or more of its material obligations under this Agreement or the other Loan Documents;

                  (n) any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property or other assets of the Borrower or any of its Material Subsidiaries or of the Borrower's or any of its Material Subsidiaries' share capital, or shall have assumed custody or control of any substantial part of the property or other assets or of the business or operations of the Borrower or any of its Material Subsidiaries or of the Borrower's or any of its Material Subsidiaries' share capital, or shall have taken any action for the dissolution or disestablishment of the Borrower or any of its Material Subsidiaries or any action that would prevent the Borrower or any of its Material Subsidiaries or any of their respective officers from carrying on its business or operations or a substantial part thereof; provided that if any of the foregoing shall occur with respect to any Pledged Subsidiary which is not a Material Subsidiary then the occurrence of such event shall constitute an Event of Default, unless simultaneously with or prior to the occurrence of such event the Borrower shall have transferred the shares of capital stock of a Replacement Subsidiary to the Administrative Agent as collateral under the Pledge Agreement; or

                  (o) (i) any of CMEX Investors Ltd., Hoyts Cinemas, Inc. or JP Morgan International Capital Corporation and their Affiliates (each, an "Investor", and collectively, the "Investors") shall fail to retain directly or indirectly at least 50% of the outstanding voting shares of Grupo Cinemex and the Borrower owned by such Investor on the Effective Date, and such failure continues for 90 days, unless such failure results from (x) the failure by such Investor to subscribe for a pro rata share of a new issuance of voting shares of Grupo Cinemex or the Borrower, (y) a sale by one of the other Investors to Hoyts Cinemas, Inc. or (z) a sale by such Investor in a public offering of voting shares of Grupo Cinemex or the Borrower; or (ii) the Investors as a group shall fail to retain directly or indirectly at least 50% of the outstanding voting shares of Grupo Cinemex or the Borrower owned by them on the Effective Date, and such failure continues for 90 days, unless such failure results from a sale by any such Investors in a public offering of shares of Grupo Cinemex or the Borrower, but only if, after such public offering the Investors, as a group, remain as holders of the largest block of outstanding shares of Grupo Cinemex or the Borrower; or (iii) Grupo Cinemex shall cease to own any of the voting shares of the Borrower it owns on the Effective Date, except as a result of a merger of the Borrower with or into Grupo Cinemex permitted pursuant to this Agreement; or (iv) any of Miguel Angel Davila Guzman, Adolfo Fastlicht Kurian or Matthew D. Heyman shall cease to be either (A) a member of the board of directors of Grupo Cinemex, or (B) a Co-Director General of Grupo Cinemex;

then, and in every such event, the Administrative Agent shall if requested by the Required Banks, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that in the case of any of the Events of Default specified in Section 6.01(g) or 6.01(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                   ARTICLE 7

                            THE ADMINISTRATIVE AGENT

                  SECTION 7.01. Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice and other report given to it by the Borrower pursuant to the terms of this Agreement. The duties of the Administrative Agent shall be mechanical and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or other Loan Document a fiduciary relationship in respect of any Lender.

                  SECTION 7.02. Administrative Agent and Affiliates. BankBoston, N.A.* shall have the same rights and powers under the Loan Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or an Affiliate of the Administrative Agent, and it and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

                  SECTION 7.03. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

                  SECTION 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

                  SECTION 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in

------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its Affiliates or any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Loan Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Obligor; (iii) the satisfaction of any condition specified in
Article 3; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection herewith or therewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

                  SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with the respective portion of the principal amount of the Loan then owing to them (or if the Loan is not outstanding, ratably according to the respective amount of their Commitments), indemnify the Administrative Agent, its Affiliates and their respective directors, officers, agents and employees (collectively, the "Indemnified Parties", and individually, an "Indemnified Party") (to the extent not reimbursed by any Obligor) against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnified Party in any way relating to or arising from the Loan Documents, or any action taken or omitted by the Administrative Agent under the Loan Documents, provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnified Party's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of unpaid fees owing to the Administrative Agent and any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent and its Affiliates, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Administrative Agent is not paid such fees, or the Administrative Agent or any such Affiliate is not reimbursed for such expenses, by the Borrower.

                  SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, Arranger or other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Arranger or other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

                  SECTION 7.08. Successor Administrative Agent; Other Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor to the Administrative Agent with the consent of the Borrower, which consent shall not unreasonably be withheld. If no successor to the Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor to the Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof, registered for tax purposes with the Ministry of Finance and Public Credit of Mexico, pursuant to Article 154, Section I, of Mexico's Income Tax Law, and resident of a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect, and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent.

                  SECTION 7.09. Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times set forth in the Fee Letter.

                  SECTION 7.10. Arranger. BankBoston, N.A.* shall not have any responsibility, obligation or liability under this Agreement in its capacity as Arranger.

------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

                                    ARTICLE 8

                             CHANGE IN CIRCUMSTANCES

                  SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

                  (a) the Administrative Agent is unable to obtain the relevant London Interbank Offered Rate from the "Telerate British Banks Assoc. Interest Settlement Rates Page" and the Administrative Agent is advised by the Reference Bank that deposits in dollars (in the applicable amounts) are not being offered to the Reference Bank in the London interbank market for such Interest Period, or

                  (b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loan for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, then

(i) the obligations of the Banks to continue outstanding Loans as Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto; provided, however, if the events described above shall occur, the portion of the Loan held by a Bank organized under the laws of Mexico shall not be converted into a Base Rate Loan if such conversion would violate any applicable law, and such portion of the Loan shall continue as a Euro-Dollar Loan; provided, further, that if such Bank continues its portion of the Loan as a Euro-Dollar Loan, the Applicable Margin shall be increased or decreased, as necessary, so that the annual interest rate applicable to such portion of the Loan shall equal the annual interest rate applicable to the other portion of the Loan which has been converted from a Euro-Dollar Loan into a Base Rate Loan pursuant to this Section 8.01(b).

                  SECTION 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

                  SECTION 8.03. Increased Cost and Reduced Return. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                  (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

                  (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                  SECTION 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

                  "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Obligors pursuant to this Agreement or under any other Loan Document, and (including interest, penalties and expenses) all liabilities with respect thereto, imposed by (x) Mexico or any other jurisdiction from which any such payment is made, or any political subdivision or taxing authority thereof or therein or any federation or association of or with which any of the foregoing may be a member or associated or (y) any other jurisdiction as a consequence or result of any action taken by any Obligor, including the making of any payment hereunder or under the Notes, or any political subdivision or taxing authority thereof or therein, excluding in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located.

                  "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any other Loan Document or from the execution or delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  (b) Subject to subsection (e) below, the Borrower agrees that any and all payments by any Obligor to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made without deduction for any Taxes or Other Taxes; provided, that if such Obligor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions,
(iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Obligor shall furnish to the Administrative Agent, at its address referred to in
Section 9.01, the original or a certified copy of a stamped form evidencing payment thereof, within 45 days of the payment.

                  (c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

                  (d) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04 as a result of a change of law occurring after the date hereof, then such Bank, at the written request of the Borrower, will change the jurisdiction of its Applicable Lending Office if, in the reasonable judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and
(ii) is not otherwise disadvantageous to such Bank.

                  (e) No additional amounts shall be paid pursuant to this
Section 8.04 by the Obligors to a Bank, the Administrative Agent or Participant which (i) other than as a result of a change in law, shall fail to (A) be a bank established under the laws of Mexico and authorized to engage in the business of banking by the Ministry of Finance and Public Credit of Mexico or (B) (x) maintain its registration as a foreign financial institution for tax purposes with the Ministry of Finance and Public Credit of Mexico under Article 154,
Section I, of Mexico's Income Tax Law, (y) maintain its residence, for tax purposes, in a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect, and (z) except to the extent of any participations it has granted (it being understood that the holders of such participations will also be subject to this clause (z)) be the effective beneficiary of any interest paid for its account by the Obligors under the Loan Documents, or (ii) shall fail to provide to the Borrower information, that is reasonably requested by the Borrower in writing and that may be required by the Obligors as a means to obtain a reduction in the amounts payable, as to withholding taxes, on behalf of the Obligors; provided, that such information is not, in the sole judgment of such Bank, the Administrative Agent or Participant, confidential or proprietary in nature and the provision of such information is not materially disadvantageous to such Bank, the Administrative Agent or Participant.

                  (f) Each of the Banks and the Administrative Agent represents that it is (A) registered as a foreign financial institution for tax purposes with the Ministry of Finance and Public Credit of Mexico under Article 154,
Section I, of Mexico's Income Tax Law and resident for tax purposes of a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect or (B) a bank established under the laws of Mexico and authorized to engage in the business of banking by the Ministry of Finance and Public Credit of Mexico.

                  (g) Notwithstanding the foregoing, nothing in this Section
8.04 shall interfere with the rights of any Bank or the Administrative Agent, as the case may be, to conduct its fiscal or tax affairs in such manner as it deems fit.

                  (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower in this Section 8.04 shall survive the payment in full of principal and interest hereunder and under the Notes until the expiration of the statute of limitations applicable to the payment of Taxes under this Section 8.04.

                  (i) No Bank shall be under the obligation to pass on to the Borrower any of the benefits that may accrue to it pursuant to this Section 8.04.

                  SECTION 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. (a) Subject to paragraph (c) below, if (i) the obligation of any Bank to make or to continue outstanding Loans as Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

                  (A) all Loans which would otherwise be made by such Bank as (or continued as) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks); and

                  (B) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

                  (b) Upon the occurrence and during the continuance of any Event of Default, if requested by the Required Banks, subject to paragraph (c) below (A) the Loan, to the extent it is a Euro-Dollar Loan, will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (B) the Banks shall have no obligation to maintain the Loan as, or to convert the Loan into, a Euro-Dollar Loan.

                  (c) If any of the events described in paragraph (a) or (b) above shall occur, requiring the conversion of the Loan from a Euro-Dollar Loan to a Base Rate Loan, the portion of the Loan held by a Bank organized under the laws of Mexico shall not be converted into a Base Rate Loan if such conversion would violate any applicable law, and such portion of the Loan shall continue as a Euro-Dollar Loan; provided, that if such Bank continues its portion of the Loan as a Euro-Dollar Loan pursuant to this paragraph (c), the Applicable Margin shall be increased or decreased, as necessary, so that the annual interest rate applicable to such portion of the Loan shall equal the annual interest rate applicable to the other portion of the Loan which has been converted from a Euro-Dollar Loan into a Base Rate Loan pursuant to paragraph (a) or (b) above.

                                   ARTICLE 9

                                  MISCELLANEOUS

                  SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank, at its address or facsimile number set forth on Schedule 1 hereto or (c) in the case of any party at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective if (i) if given by facsimile, when transmitted to the facsimile number specified on Schedule 1 and confirmation of receipt is received or (ii) if given by any other means, when delivered at the address specified in Schedule 1; provided, that notices to the Administrative Agent under Article 2, Article 6 or Article 8 shall not be effective until received.

                  SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Arranger and the Administrative Agent, including reasonable and documented fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank including (without duplication) the reasonable and documented fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency procedure, ("concurso mercantil") and other enforcement proceedings resulting therefrom.

                  (b) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, settlement costs and the reasonable and documented fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened, relating to or arising from the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

                  SECTION 9.04. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the portion of the Loan held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to the portion of the Loan held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the portion of the Loan held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the portion of the Loan held by the Banks shall be shared by the Banks pro rata; provided, that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loan. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

                  SECTION 9.05. Amendments and Waivers; Certain Releases of Collateral. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided, that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on the Loan, or any fees hereunder, (iii) postpone the Termination Date or the date fixed for any payment of principal of or interest on the Loan or any fees hereunder, or for any reduction or termination of any Commitment, or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan, or the number of Banks, which shall be required for the Banks or any of them, to take any action under this Section or any other provision of this Agreement. Any provision of the Collateral Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the relevant Obligor and the Administrative Agent with the consent of the Required Banks; provided, that, except as otherwise provided in Section 11 of the Pledge Agreement (pursuant to which no consent of the Required Banks shall be required), no such amendment or waiver shall, unless signed by all the Banks, effect or permit a release of all or substantially all of the Collateral or release any Guarantor from its obligations under the Subsidiary Guarantee; provided, further, that no such amendment or waiver shall, unless signed by the Required Banks, waive the occurrence of the Event of Default set forth in Section 6.01(o) hereof or amend Section 6.01(o) hereof.

                  SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

                  (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans; provided, such Participant (x) meets the registration and residence requirements specified in Section 8.04(e)(i), (y) agrees to provide to the Obligors the information referred to in Section 8.04(e)(ii), and (z) agrees to be the effective beneficiary of all interest paid for its account under the Loan Documents. If a Bank grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement relating to changes in any fees hereunder, or the principal of or term of or rate of interest on any Loan, without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.06(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 9.06(b).

                  (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") (provided, (x) such Assignee meets the registration, residence and effective beneficiary requirements specified in
Section 8.04(e)(i) or (y) on the date of such assignment, is entitled to claim a Mexican withholding tax rate in respect of interest at a rate less than or equal to the rate applicable to a Person described in clause (x) of this proviso) all, or a proportionate part (such portion to comprise an aggregate outstanding amount not less than $1,000,000 and shall be an integral multiple of $500,000 in excess thereof) of its rights and obligations under this Agreement and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, (which consent shall not be unreasonably withheld); however, if an Assignee is an Affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required if such Assignee meets the requirements specified in Section 8.04(e)(i). Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank to the extent that rights and obligations hereunder have been assigned to it, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 9.06(c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500.

                  (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

                  (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or
8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is an assignment made with the Borrower's prior written consent or is made by reason of the provisions of
Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  SECTION 9.07. Collateral. Each Bank represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

                  SECTION 9.08. Governing Law; Submission to Jurisdiction; Service of Process. (a) This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York.

                  (b) Each of the parties hereto irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, and to the courts of its own corporate domicile with respect to actions brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to the Loan Documents. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

                  (c) The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America, in the case of any action, suit or proceeding arising out of or relating to this Agreement brought in the courts of or in the State of New York, as its agent to receive for it and on its behalf service of process in the State of New York with respect thereto. Such service may be made by mailing or delivering a copy of such process to the Borrower at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Borrower agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity. If the Process Agent shall desire to cease so to act, the Borrower covenants and agrees that prior to the Process Agent ceasing so to act, it shall irrevocably designate and appoint without delay another such agent in such jurisdiction satisfactory to the Administrative Agent and, if requested by the Administrative Agent, shall promptly deliver to the Administrative Agent evidence in writing of such other agent's acceptance of such appointment in form and substance reasonably acceptable to the Administrative Agent.

                  (d) The Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.08(b) by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, the Administrative Agent agrees that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by registered or certified airmail, postage prepaid, return receipt requested, to the Borrower, at its address specified in Section 9.01 hereof or to any other address of which the Borrower shall have given written notice to the Administrative Agent. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, the Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.08(b) by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of the Borrower specified in Section 9.01 hereof or to any other address of which the Borrower shall have given written notice to the Administrative Agent, which service shall be effective 14 days after deposit in the United States Postal Service. The Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it.

                  (e) Nothing in this Section shall affect any right of the Administrative Agent to serve process in any manner permitted by law or limit the right of the Administrative Agent to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions or to bring proceedings in more than one jurisdiction concurrently.

                  SECTION 9.09. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

                  SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  SECTION 9.11. Judgment Currency. This is an international loan transaction in which the specification of Dollars, and payment in the place specified pursuant to this Agreement, is of the essence, and Dollars shall be the currency of account in all events. The payment obligations of the Borrower under this Agreement stated to be payable in Dollars shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to the specified place of payment under normal banking procedures does not yield the amount of Dollars in the specified place of payment due hereunder. If for the purposes of enforcing the obligations of the Borrower hereunder it is necessary to convert a sum due from such Person in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent and the Banks could purchase Dollars with such currency at or about 11:00 A.M. (New York City time) on the Domestic Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Administrative Agent and the Banks hereunder shall, notwithstanding any adjudication expressed in a currency other than Dollars, be discharged only to the extent that on the Domestic Business Day of receipt by the Administrative Agent and the Banks of any sum adjudged to be so due in such other currency the Administrative Agent and the Banks may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent and the Banks in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Administrative Agent and the Banks against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent and the Banks, they shall remit such excess to the Borrower.

                  SECTION 9.12. Waiver of Immunity. To the extent that the Borrower or any other Obligor has or hereafter may be entitled to claim or may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under other Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

                  SECTION 9.13. Use of the English Language. Except as may be required under Mexican law, any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       CADENA MEXICANA DE
                                         EXHIBICION, S.A. DE C.V.




                                   By: /s/ Miguel Angel Davila Guzman
                                       -----------------------------------------
                                   Name:            Miguel Angel Davila Guzman

                                   Title:           CO-DIRECTOR GENERAL
                                   Address:         Boulevard Manuel Avila
                                                    Camacho
                                                    No. 40, piso 16
                                                    Col. Lomas de Chapultepec
                                                    11000 Mexico, D.F.
                                   Attention:       Miguel Angel Davila Guzman

                                   Facsimile:
                                   Number:          011-525-201-5812





                                   By: /s/ Adolfo Fastlicht Kurian
                                       -----------------------------------------
                                   Name:            Adolfo Fastlicht Kurian
                                   Title:           CO-DIRECTOR GENERAL

                                   BANKBOSTON N.A.*,
                                   as Administrative Agent

                                   By:
                                       -----------------------------------------
                                         Name:
                                         Title:       Attorney-in-fact

                                         Address:       100 Federal Street
                                                        Boston, MA  20010
                                                        United States of America
                                         Attention:     Andres Sanchez
                                         Facsimile:     (781) 467-2094

                                         Number:



                                   BANKBOSTON N.A.*

                                   By:
                                       -----------------------------------------
                                         Name:
                                         Title:       Attorney-in-fact



                                   GENERAL ELECTRIC CAPITAL CORPORATION

                                   By: /s/ Kim A. Tanner
                                       -----------------------------------------
                                         Name:  Kim A. Tanner
                                         Title:  Managing Director -
                                                  International



------------------
* BankBoston, N.A. is the corporate name under which Fleet National Bank, a FleetBoston Financial company does business in Latin America.

                                   BBVA BANCOMER, S.A.,
                                     Institucion de Banca Multiple, Grupo
                                     Financiero

                                   By: /s/ Xavier Villabos
                                       -----------------------------------------
                                         Name:        Xavier Villabos
                                         Title:       Attorney-in-fact



                                   BBVA BANCOMER, S.A.,
                                     Institucion de Banca Multiple, Grupo
                                     Financiero

                                   By: /s/ Juan Carlos Lezma Matamoros
                                       -----------------------------------------
                                         Name:  Juan Carlos Lezma Matamoros
                                         Title:    Attorney-in-fact



                                   SCOTIABANK INVERLAT, S.A.,
                                     Institucion de Banca Multiple, Grupo
                                     Financiero

                                   By: /s/ Francisco Vasquez Fernandez
                                       -----------------------------------------
                                         Name:  Francisco Vasquez Fernandez
                                         Title:    Attorney-in-fact